EXHIBIT 4.1

XYRATEX LTD

SHARESAVE PLAN

Adopted by a board resolution on 4 January 2005

Approved by the Inland Revenue on 21 January 2005 under reference SRS 2932

CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	LIMITS OF PLAN

3.	INVITATIONS TO APPLY FOR OPTIONS

4.	GRANT OF OPTIONS

5.	EXERCISE OF OPTIONS

6.	CESSATION OF EMPLOYMENT/EMPLOYER LEAVING THE GROUP

7.	TAKEOVER OF COMPANY

8.	WINDING UP OF THE COMPANY

9.	VARIATION OF CAPITAL

10.	ALTERATIONS TO PLAN

11.	MISCELLANEOUS

12.	GOVERNING LAW

XYRATEX LTD

SHARESAVE PLAN

RULES

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Plan (unless the context otherwise requires) the following words and expressions shall have the following meanings

“Admission” the date upon which trading of the Company’s shares commences on the NASDAQ National Market;

“Adoption Date” the date on which the Plan is approved by resolution of the Board;

“Any Other Plan” any plan (other than the Plan) of the Company, which provides for the acquisition of or subscription for Shares by or on behalf of employees or directors of the Company or any member of the Group;

“Associated Company” has the meaning that the expression bears in paragraph 47 of Schedule 3 to ITEPA;

“Bank” an institution authorised by the Banking Act 1987;

the “Board” the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of the Plan;

“Bonus” in relation to any Savings Contract, such bonus as is payable thereunder on the earliest date on which a bonus may be paid;

“Bonus Date” the earliest date at which a bonus is payable under the Savings Contract;

“Building Society” any Building Society within the meaning of the Building Societies Act 1986;

“Company” means Xyratex Ltd registered in Bermuda with number 31989, whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda;

“Control” has the meaning given to it by Section 840 ICTA and “Controlled” shall be construed accordingly;

“Date of Exercise” shall have the meaning given in Rule 5.1;

“Date of Grant” the date on which an Option was or is to be granted under Rule 4;

“Fiscal Year” the Company’s fiscal year is a period of twelve months commencing on 1 December and ending on 30 November of the following year;

the “Group” the Company and any other company which is for the time being Controlled by the Company and “Member of the Group” shall be construed accordingly;

“ICTA” the Income and Corporation Taxes Act 1988;

“ITEPA” the Income Tax (Earnings and Pensions) Act 2003;

“Market Value” as applied to a Share on any day, the market value in US dollars of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and which shall be the price agreed in advance, for the purposes of the relevant grant, by the Board and Inland Revenue Shares Valuation as being the market value of a Share on the date on which invitations are made under Rule 3;

“NASDAQ National Market” the National Association of Securities Dealers Automated Quotation System National Market;

“Option” a right (for the time being subsisting) to acquire Shares in accordance with the Plan;

“Option Holder” a person who holds an Option or (where the context admits) his personal representatives;

“Option Period” in relation to any Option, the Period commencing on the Bonus Date and ending six calendar months thereafter;

“Option Price” the price denominated in US dollars at which each Share subject to an Option may be acquired on the exercise of that Option being, subject to Rule 9, not less than the greater of:

(i)            the nominal value of a Share; and

(ii)           80% (or such other percentage as shall be specified in paragraph 28 of Schedule 3 to ITEPA) of the Market Value of a Share on the day the invitation to apply for an Option was made under Rule 3;

“Participant” a director or employee of a Member of the Group to whom an invitation has been made in accordance with Rule 3.1;

the“Plan” this Plan, which shall be known as Xyratex Sharesave Plan;

“Qualifying Employee” any director who devotes substantially the whole of his time to the business of a Member or Members of the Group (being at least 25 hours per week excluding meal breaks) or any employee of a Member or Members of the Group and who in either case is chargeable to tax in respect of his office or employment as a UK resident taxpayer, but excluding any director or employee who is ineligible by virtue of paragraph 11 of Schedule 3 to ITEPA to participate in the Plan;

“Qualifying Period” a period of one day or such other period (not exceeding four years and three hundred and twenty-three days) as the Board may from time to time stipulate as the Qualifying Period;

“Redundancy” redundancy within the meaning of the Employment Rights Act 1996 but excluding any redundancy which may be deemed to have occurred when the business employing the Qualifying Employee is sold;

“Rules” these Rules as from time to time altered;

“Savings Contract” a savings contract under a certified contractual savings plan within the meaning of Section 326 ICTA and approved by the Inland Revenue for the purposes of Schedule 3;

“Schedule 3” Schedule 3 to ITEPA;

“Share” a fully paid common share of the Company complying with the conditions of paragraphs 18-22 of Part 4 of Schedule 3 to ITEPA;

“Specified Age” shall be 60.

1.2           Words denoting the singular shall include the plural and vice versa.

1.3           Words denoting the masculine gender shall include the feminine gender.

1.4           References in these Rules to a rule, clause, sub-clause, paragraph or sub-paragraph are, unless otherwise stated, references to a rule, clause, sub-clause, paragraph or sub-paragraph of these Rules.

1.5           Rule headings are inserted for convenience only and are to be ignored in construing these Rules.

1.6           References in these Rules to any enactment shall be deemed to include references to such enactment as extended, re-enacted or otherwise amended and to any subordinate legislation created thereunder.

1.7           References in these Rules to “month” shall be deemed to be references to a calendar month unless stated otherwise.

2.             LIMITS OF PLAN

2.1           No Option shall be granted on any date if, as a result, the number of Shares issued or issuable under the Plan when added to the number of Shares issued or issuable on the exercise of options or other rights granted by the Company following Admission both under the Plan and under Any Other Plan (but excluding any such options that either have lapsed or been surrendered) would exceed 20 per cent of the issued share capital of the Company at Admission.

2.2           No Option shall be granted at a date more than ten years after the Adoption Date without further authorisation by the Company in general meeting.

2.3           For the purposes of calculating the number of Shares that may be subject to grants under the Plan, the Board shall make an estimate based on the prevailing dollar / sterling exchange rate.

3.             INVITATIONS TO APPLY FOR OPTIONS

3.1           Subject to the limitations and conditions contained in the Plan and unless prohibited by law, the Board may from time to time make invitations to apply for the grant of Options to:

3.1.1        every person who is at the date on which the invitation is made a Qualifying Employee and who has been such for a minimum of the Qualifying Period; and

3.1.2        such further persons, who are at the date on which the invitation is made directors or employees of any Member of the Group as the Board may decide but so that the Board shall not be obliged to make any invitations to any or all of such further directors or employees.

3.2           Invitations to apply for the grant of Options shall be on such terms, being similar terms so as not to discriminate between employees and directors (consistent with the Rules and with sections 7 and 8 of ITEPA) and in such form as the Board may from time to time determine.

3.3           The application method shall take such form as is determined by the Board and approved by the Inland Revenue.  An invitation shall specify:

3.3.1        the date by which an application must be made, being the period of not less than 14 days after the issue of the invitation; and

3.3.2        the Option Price to be denominated in US dollars at which Shares may be acquired on the exercise of the Option ; and

3.3.3        the maximum monthly contribution which may be made under the Savings Contract but so that any maximum so specified shall not be such as to cause any infringement of the limits applicable under Rule 3.5 below or the foregoing requirement for invitations to be on similar terms; and

3.3.4        the type or types of Savings Contract determined by the Board as being eligible under those invitations and (if appropriate) the Bank or Building Society nominated by the Board with whom Participants will be required to enter into a Savings Contract; and

3.3.5        may specify a maximum number of Shares over which Options may be granted in response to all acceptances of invitations made on that occasion.

3.4           An invitation to apply for an Option shall be open for acceptance (by the return of the application form specified in Rule 3.3 above) for a period of not less than 14 days after the date of the letter of invitation, and any application shall only be valid if:

3.4.1        it specifies the monthly contributions (being a multiple of £1 but a minimum of £10 and within the limits prescribed by the Plan and, if appropriate, the invitation) which the Participant wishes to make under the Savings Contract; and

3.4.2        it is accompanied by a duly completed proposal form for a Savings Contract of the type (or one of the types if the Participant may choose which one or more types he wishes to save under) specified by the Board in the invitation.

3.4.3        in a case where the Participant has a choice as to the type of Savings Contract he wishes to take out, it specifies which type of Savings Contract the Participant wishes to take out.

Such acceptance shall constitute the Participant’s authority to the Board to complete or amend the Savings Contract proposal form so as to show such monthly savings’ contribution as shall equal the amount specified on the application form, or such lower amount as shall be determined under Rule 4.3 below and shall constitute the Participant’s acceptance of and agreement to be bound by the Rules (as altered from time to time).

3.5           The minimum and maximum monthly contributions which may be made by a Participant at any one time under a Savings Contract(s) entered into in connection with the Plan or any other savings-related share option plan are £10 (or such other minimum as may from time to time be specified in the Savings Contract) and £250 (or such other sum as shall equal the maximum for the time being specified in paragraph 25 of Schedule 3 to ITEPA).

3.6           Any invitations to participate shall be personal to the Participant and shall lapse if before the relevant Date of Grant he ceases to be a director or employee of a Member of the Group.  Each invitation shall be deemed to be made on the date the same is issued regardless of the date of receipt by the Participant.

3.7           Notwithstanding anything else in these Rules, no Option shall be granted to any person who is not, on the Date of Grant, a Qualifying Employee.

4.             GRANT OF OPTIONS

4.1           Subject to the remaining provisions of this Rule 4, not later than 27 days following the issue of invitations to apply for Options, the Board shall grant Options to Participants from whom valid acceptances have been received and who are at the Date of Grant still Qualifying Employees.

4.2           The number of Shares over which an Option shall (subject to the Rules) be granted to an accepting Participant on a particular occasion shall be the largest whole number of Shares which can be subscribed at the Option Price out of sums payable under the Savings Contract on the Bonus Date (having regard to any specification by the Board as mentioned in Rule 3.3 above).

4.3           If valid applications for Options are received over an aggregate number of Shares such that if Options over those Shares were granted, the limit specified in Rule 2 or any limitation imposed pursuant to Rule 3.3 would be exceeded, then the following steps shall be taken successively to the extent necessary to eliminate the excess:

4.3.1        in respect of those applicants applying for monthly contributions in excess of £50 the excess over £50 of the monthly contributions shall be reduced pro rata to the extent necessary;

4.3.2        the excess over £10 of the proposed monthly contributions of the applicants shall be reduced pro rata to the extent necessary;

4.3.3        if all the applications have been scaled down as far as is permitted and there are still insufficient Shares available, then a ballot shall be held by the Board to determine which Participants will be granted Options, such ballot to be supervised by the auditors of the Company at that time.

4.4           The Board shall return the relevant proposal form to any Participant whose acceptance is excluded under any such ballot.

4.5           In the event of applications being scaled down in the manner set out above, the 27 day period referred to in Rule 4.1 and during which Options may be granted may be extended to a maximum of 42 days from the date on which the invitations relative thereto were issued.

4.6           Within 14 days of the Date of Grant, the Company shall notify the Participant by sending him a letter of notification substantially in a form set out in Appendix 2 to these Rules accompanied by an option certificate in a form approved by the Inland Revenue.  The option certificate shall state the Option Price and the monthly contribution to the Plan.

4.7           Except as otherwise specifically provided in these Rules, each Option shall be exercisable only by the Participant to whom it is granted and may not be transferred, assigned or charged.  Any purported transfer, assignment or charge shall cause the Option to lapse forthwith.

5.             EXERCISE OF OPTIONS

5.1           Exercise of options

Options shall be exercised by lodging with the Company Secretary or such other person as the Board may specify:

5.1.1        the relevant option certificate;

5.1.2        the passbook or statement for the related Savings Contract; and

5.1.3        a duly completed notice of exercise in such form as the Board may from time to time prescribe in respect of such number of Shares as the Option Holder shall specify on the notice of exercise and accompanied by payment for the Shares and the date upon which the Board has received, such items to its satisfaction, shall be the “Date of Exercise”.  Shares acquired on the exercise of an Option may be paid for only with monies comprising repayments (including any bonus or interest) under the related Savings Contract and if on the exercise of any Option such repayments shall be insufficient for the relevant subscription, then the number of Shares to which the Option relates shall be reduced to the largest whole number of Shares which can be subscribed at the relevant price per Share out of such repayments. The number of Shares acquired on the exercise of an Option shall be determined on the Date of Exercise by (i) converting the monies comprised in the repayments (including any bonus or interest) under the related Savings Contract into US dollars using the closing rate quoted in the Financial Times for that date and then by (ii) dividing the converted monies by the Option Price.

5.2           General restrictions on exercise of options

An Option may not be exercised:

5.2.1        save as provided in Rules 6, 7 and 8 except within the period of six months after the Bonus Date;

5.2.2        except where the Option Holder has died (in which event the provisions of Rule 6.1 shall apply) after the expiry of the Option Period;

5.2.3        by an Option Holder at any time if at that time he is not eligible to participate in the Plan by virtue of paragraph 11 of Schedule 3 to ITEPA; or

5.2.4        by an Option Holder at any time if at that time he is not, save as provided in Rule 6, a Qualifying Employee.

5.3           Lapse of options

An Option or part thereof shall lapse if it has not been exercised by the earliest to occur of the following dates:

5.3.1        the expiry of the Option Period (except where Rule 6.1 applies);

5.3.2        the expiry of any of the periods set out in Rules 6 and 7;

5.3.3        the commencement of a winding up pursuant to Rule 8; and

5.3.4        the date on which the Option Holder is adjudicated bankrupt.

5.4           Result of exercise of options

5.4.1        Subject to the obtaining of any necessary consent and to the terms of any such consent and subject to receipt by the Company of the appropriate payment by way of subscription in full in cleared funds, within 30 days of the Date of

Exercise the Board on behalf of the Company shall allot to the Option Holder or procure the transfer to him of the number of Shares in respect of which the Option has been exercised.

5.4.2        All Shares allotted on exercise of Options shall on issue rank equally in all respects with the Company’s existing Shares save that the Shares issued will not rank for any dividends or other distributions declared or recommended, the record date for which falls on or prior to the Date of Exercise.

5.4.3        The Company shall make applications for listing for the Shares so issued on the NASDAQ National Market or any stock exchanges (if any) on which its other issued ordinary share capital is then listed with effect from the earliest possible date after the date of issue.

5.4.4        The Company shall at all times keep available sufficient unissued Shares or shall procure the transfer of Shares to satisfy the exercise of all Options granted under the Plan, taking account of any other obligations of the Company to issue unissued Shares.

6.             CESSATION OF EMPLOYMENT/EMPLOYER LEAVING THE GROUP

Subject to Rule 5.2 (other than Rule 5.2.1):

6.1           If an Option Holder dies at a time when he is either a Qualifying Employee or entitled to exercise that Option by virtue of Rule 6.2 below, the Option may (and must, if at all) be exercised by his personal representatives:

6.1.1        if the death occurred before the Bonus Date, within 12 months after the date of death; or

6.1.2        if the death occurred within six months after the Bonus Date, within 12 months after the Bonus Date and any Option not so exercised shall lapse on the first period to expire.

6.2           If an Option Holder ceases to be a Qualifying Employee:

6.2.1        by reason of injury, disability, Redundancy, retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment or by reason only that:

6.2.1.1           his office of employment is in a company of which the Company ceases to have Control; or

6.2.1.2           his office of employment relates to a business or part thereof which is transferred to a person who is neither an Associated Company of the Company, nor a company of which the Company has Control.

then any Option may (and subject to Rule 6.1 above must if at all) be exercised by the earlier of the expiry of six months after his so ceasing and the expiry of the Option Period and any Option not so exercised shall lapse on the expiry of that period;

6.2.2        by reason of retirement with the agreement of the employer before reaching the Specified Age or any other age at which he is bound to retire in accordance with his contract of employment where such retirement occurs more than three years after the grant of an Option then that Option may be exercised (and subject to Rule 6.1 must be exercised if at all) within six months of his so ceasing;

6.2.3        for any reason other than a reason mentioned in Rules 6.1 or 6.2.1 to 6.2.2 (and except where Rules 7 or 8 apply) any Option shall automatically lapse.

6.3           An Option Holder shall not be treated for the purposes of these Rules as ceasing to be an employee or director until such time as he is no longer a director or employee of the Company or any Associated Company (which for this purpose has the same meaning as that expression bears in paragraph 35 of Schedule 3 to ITEPA) and an Option Holder (being a woman) who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Option under the Plan shall be treated for the purposes of these Rules as not having ceased to be such a director or employee.

6.4           For the purposes of these Rules, where an Option Holder’s contract of employment with the Group is terminated by a Member of the Group without notice the Option Holder’s employment shall be deemed to cease on the date on which the termination takes effect, and where the said contract is terminated by notice given by a Member of the Group, the Option Holder’s employment shall be deemed to cease on the date on which that notice expires.

6.5           Subject to Rule 5.2 if at the Bonus Date an Option Holder holds an office or employment in a company which is not a participating company within the Plan but which is an Associated Company of the company granting the Option or is a company of which the company granting the Option has Control, his Options may be exercised within six months of the Bonus Date.

6.6           Subject to Rule 5.2 (other than Rule 5.2.1) if an Option Holder continues to be an employee or director of any Member of the Group after the date on which he reaches the Specified Age any Option held by him may be exercised within six months following such date but before the expiry of the Option Period.

7.             TAKEOVER OF COMPANY

7.1           If:

7.1.1        any person or group of persons acting in concert obtains Control of the Company as a result of making:

7.1.1.1           a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person or group of persons will have Control of the Company; or

7.1.1.2           a general offer to acquire all the issued Shares (or such of them as are not already owned by it and/or by any of its subsidiaries); or

7.1.2        any person becomes entitled or bound to acquire Shares under Sections 428 to 430 of the Companies Act 1985 (or the equivalent of such sections in any relevant jurisdiction or which the Inland Revenue accepts is its equivalent); or

7.1.3        under Section 425 of the Companies Act 1985 or its equivalent in any relevant jurisdiction or which the Inland Revenue accepts is its equivalent the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies,

then the Board shall serve notice upon each Option Holder (or his personal representatives) notifying him of such fact and an Option Holder (or his personal representatives) may subject to Rule 5.2 (other than Rule 5.2.1) exercise any subsisting Option by the earlier of the expiry of the Appropriate Period defined in Rule 7.3 below and the expiry of the Option Period.  Any Option which is not so exercised shall lapse on the expiry of the Appropriate Period unless Rule 7.2 below applies.

7.2

7.2.1        If a company (in this Rule called the “Acquiring Company”) has acquired Control of the Company as a result of any of the events described in Rules 7.1.1 or 7.1.3, or become entitled or bound as mentioned in Rule 7.1.2, (such acquiring of Control or becoming entitled or bound being referred to below as a “Relevant Event”), the Option Holder may by agreement with the Acquiring Company at any time within the Appropriate Period release his rights under the Plan (in this Rule referred to as the “Old Rights”) in consideration of the grant to him of rights (in this Rule referred to as the “New Rights”) which comply with Rule 7.2.2 below and relate to shares in the Acquiring Company (or some other company which in relation to the Acquiring Company falls within paragraph (b) or paragraph (c) of paragraph 18 of Schedule 3 to ITEPA).

7.2.2        The New Rights shall comply with each of the following requirements:

7.2.2.1           the shares to which they relate shall satisfy the conditions specified in relation to plan shares in paragraphs 18 - 22 of part 4 of Schedule 3 to ITEPA;

7.2.2.2           the New Rights shall be exercisable in the same manner as the Old Rights and subject to the provisions of the Plan as it had effect immediately before the release of the Old Rights;

7.2.2.3           the total Market Value, immediately before the release, of the Shares which were subject to the Option Holder’s Old Rights shall be equal to the total Market Value immediately after the grant of the shares in respect of which the New Rights are granted to the Option Holder; and

7.2.2.4           the total amount payable by the Option Holder for the acquisition of shares in pursuance of the New Rights shall be equal to the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Rights.

7.3           In this Rule the “Appropriate Period” means:

7.3.1        in a case falling within Rule 7.1.1 and where Rule 7.1.2 does not apply the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

7.3.2        in a case falling within Rule 7.1.2 the period during which the Acquiring Company remains bound or entitled as mentioned in that paragraph; and

7.3.3        in a case falling within Rule 7.1.3 the period of six months beginning with the time when the court order sanctioning the compromise or arrangement is filed with the Registrar of Companies and takes effect in accordance with Section 425(3) of the Companies Act 1985 or its equivalent in any relevant jurisdiction or which the Inland Revenue accepts is its equivalent.

7.4           Any reference in Rules 5, 7, 8, 9, 10.1, 10.3 to 10.5 and 11 to “Option”, “Shares”, “Company” or “Board” shall in its application to any New Rights be deemed a reference to the New Rights, the shares to which the New Rights relate, the company in whose capital such shares are comprised or the Board as defined in Rule 1 but in relation to the Acquiring Company.

7.5           Paragraph 7.2.1 above is included in the Plan by virtue of paragraph 38 of Schedule 3 to ITEPA.

7.6           If New Rights shall be granted to an Option Holder by reference to any Relevant Event, paragraphs 7.1.1, 7.1.2 and 7.1.3 above shall cease to apply by reference to that Relevant Event (but without prejudice to their application by reference to any other Relevant Event).  Any Option which is not exercised or released pursuant to this Rule within the Appropriate Period following a Relevant Event (but not any New Rights granted by reference to that Relevant Event) shall lapse on the expiry of the Appropriate Period.

8.             WINDING UP OF THE COMPANY

Subject always to Rule 5 (other than Rule 5.2.1) if at any time while any part of an Option remains unexercised notice is duly given of a general meeting of the Company at which a resolution will be proposed for the voluntary liquidation of the Company, every Option shall be exercisable in whole or in part (provided that such Option has not by the time of such resolution lapsed and that exercise is not prohibited by Rule 5.2) until the commencement of such winding up within the meaning of Section 86 of the Insolvency Act 1986 (but not after the expiry of the Option Period) or its equivalent in any relevant jurisdiction or which the Inland Revenue accepts is its equivalent.  The Company shall give to each Option Holder holding any unexercised Option notice of any meeting called for the purpose of considering a resolution for the voluntary liquidation of the Company and shall at the same time give him notice of his rights under this Rule.  Subject to the foregoing, all Options shall lapse on the commencement of any liquidation of the Company.

9.             VARIATION OF CAPITAL

9.1           Subject to Rule 9.3 below, in the event of any variation of the share capital of the Company (whenever effected) by way of capitalisation, rights issue, sub-division, consolidation or reduction, the Board may make such adjustments as it considers appropriate under Rule 9.2 below.

9.2           An adjustment made under this sub-clause shall be to one or more of the following:

9.2.1        the number of Shares in respect of which any Option granted under the Plan may be exercised;

9.2.2        the Option Price; and

9.2.3        where any such Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the Option Price;

9.3           No adjustment under Rule 9.2 above shall be made:

9.3.1        at a time when the Plan is approved by the Inland Revenue under Schedule 3 without the prior approval of the Inland Revenue;

9.3.2        as a result of which the aggregate amount payable on the exercise of an Option would be materially changed or increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date; nor

9.3.3        which would cause the Shares to cease to satisfy the conditions specified in Part 4 of Schedule 3 to ITEPA.

9.3.4        An adjustment under sub-clause 9.2 above may have the effect of reducing the Option Price to less than the nominal value of the Share, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised, and which are to be allotted pursuant to such exercise, exceeds the price at which the same may be subscribed for, and to apply such sum in paying up such amount on such Shares; and so that on exercise of any Option in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

9.4           As soon as reasonably practicable after making any adjustment under Rule 9.2 above, the Board shall give notice in writing thereof to each Option Holder.

10.          ALTERATIONS TO PLAN

10.1         Subject to this Rule 10, the Board may by resolution at any time and from time to time make any alteration to the Plan which it thinks fit.  Any such alteration which is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change therein or any requirements of the Inland Revenue for the approval of the Plan under any such legislation or regulations or to obtain or maintain favourable taxation treatment for the Company or the Option Holders may be made notwithstanding the following provisions of this rule (except Rule 10.2).

10.2         Subject to Rule 10.1, no alteration to a “key feature” of the Plan (as such term is defined at paragraph 42 of Schedule 3) shall take effect until approved by the Board of Inland Revenue.

10.3         Subject to Rule 10.1, no alteration shall be made which would materially increase the liability of any Option Holder or which would materially decrease the value of his subsisting rights attached to any Option without in each case that Option Holder’s prior written consent.

10.4         No alteration that is to the material advantage of Option Holders shall take effect without the prior approval of the Company in general meeting.

10.5         As soon as reasonably practicable after making any alteration under Rule 10.1 above, the Board shall give notice in writing thereof to each Option Holder.

11.          MISCELLANEOUS

11.1         This Plan shall not form part of the contract of employment of any individual who participates therein.  The rights and obligations of any individual under the terms of his office or employment with any Company participating in the Plan shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.  No such participation, rights, or benefits shall be taken into account for the purposes of calculating the amount of benefits payable to any pension fund.  Invitations made under the Plan and Options granted pursuant thereto shall not constitute any representation or warranty that any benefit will accrue to the Participant invited to participate.

11.2         The Plan shall in all respects be administered by the Board who may from time to time make and vary such rules and regulations for its conduct not inconsistent with these Rules and may from time to time establish such procedures for administration and implementation of the Plan as they think fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons (subject to the written concurrence of the Auditors having been obtained when so required by the Rules).

11.3         The Company (or any of its subsidiaries) may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985 or its equivalent in any relevant jurisdiction .

11.4         Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a company participating in the Plan, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by UK first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

11.5         The costs of introducing and administering the Plan shall be borne by the Company.

11.6         The Company shall maintain all necessary books of account and records relating to the Plan.

12.          GOVERNING LAW

The Rules and the Plan shall in all respects be governed by the laws of England.